Exhibit 99.1

Contact:	Mike Cockrell Treasurer & Chief Financial Officer (601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR SECOND QUARTER OF FISCAL 2016

LAUREL, Miss. (May 26, 2016) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for its second fiscal quarter and six months ended April 30, 2016.

Net sales for the second quarter of fiscal 2016 were $692.1 million compared with $716.6 million for the same period a year ago. For the quarter, net income was $47.6 million, or $2.11 per share, compared with net income of $71.2 million, or $3.13 per share, for the second quarter of fiscal 2015.

Net sales for the first six months of fiscal 2016 were $1,297.3 million compared with $1,384.0 million for the same period of fiscal 2015. Net income for the first half of the year totaled $58.3 million, or $2.58 per share, compared with net income of $137.7 million, or $6.00 per share, for the first six months of last year.

“The results for our second quarter of fiscal 2016 reflect lower grain costs, continued favorable demand for poultry products from retail grocery store customers, higher volume, and an improving export environment,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “While our sales price per pound decreased significantly during the first half of this fiscal year compared with last year, market prices improved steadily through the second fiscal quarter as poultry export market fundamentals improved.

“Our net sales for the quarter reflect lower sales prices, offset by significantly more pounds sold. Our new Palestine, Texas, facility is running well as we continue to move toward full production, and we expect to reach that milestone in our fourth fiscal quarter. Poultry pounds sold increased 8.6 percent during the quarter compared with last year’s second quarter. We also continue construction at the new hatchery, processing plant and waste water treatment facility in St. Pauls, North Carolina, and we expect to open the plant during our first fiscal quarter of 2017.”

According to Mr. Sanderson, market prices for poultry products were mixed during the second quarter compared with the same period last year. Compared with the second fiscal quarter of 2015, the average Georgia dock price for whole chickens was approximately 2.4 percent lower, boneless breast meat prices were approximately 21.4 percent lower, the average market price for bulk leg quarters decreased approximately 16.0 percent, and jumbo wing prices were higher by 12.0 percent. The Company’s average feed cost per pound of poultry products processed decreased 3.8 cents per pound, or 13.0 percent, compared with the second quarter of fiscal 2015, and prices paid for corn and soybean meal, the Company’s primary feed ingredients, decreased 1.9 percent and 21.0 percent, respectively, compared with the second quarter of fiscal 2015.

“Looking ahead to the second half of the fiscal year, we continue to expect the benefit of lower grain prices,” added Sanderson. “While market prices for feed grains have moved higher in recent weeks over concerns regarding South American production, planting progress in the United States for both corn and soybeans continues to go well. Getting the crops planted is only the first

-MORE-

Sanderson Farms Reports Results for Second Quarter Fiscal 2016

May 26, 2016

step toward the final harvest, but it is an important step. All avian influenza-related import bans on United States poultry products, except those in China, have been lifted, the value of the United States dollar relative to other currencies has moved lower in recent weeks, and the price of oil has moved higher from its bottom. These factors have given more buying power to many of our export partners, which has resulted in significantly lower frozen leg quarter inventories and, as a result, market prices for leg quarters moved higher and faster than we expected during the quarter.

“With respect to production numbers, while 2016 breeder placements have significantly outpaced 2015 placements, it appears many of those breeders have been placed to produce hatching eggs for export markets. Broiler egg sets in domestic hatcheries over the past few weeks continue to run below last year’s numbers, while broiler live weights were up approximately 1.5 percent through March. The current USDA forecast for broiler production during calendar 2016 to increase approximately 2.8 percent over calendar 2015 seems reasonable, but may prove to be high should egg sets continue to trail last year’s numbers. Chicken will compete for grilling space this summer against more beef and slightly more pork than during last year, so how well supply and demand for chicken will be balanced will depend in large part on continued improvement in export demand and the appetite of domestic consumers for more protein,” added Sanderson.

Sanderson Farms will hold a conference call to discuss this press release today, May 26, 2016, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through June 26, 2016. Those without Internet access may listen and participate in the call by dialing 888-293-6960, confirmation code 4268369.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared chicken items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2016, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

-MORE-

Sanderson Farms Reports Results for Second Quarter Fiscal 2016

May 26, 2016

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could impact the supply of feed grains.

(12) Failure to respond to changing consumer preferences and negative media campaigns.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earnings, production levels, grain prices, supply and demand factors, growth plans and other industry conditions.

-MORE-

Sanderson Farms Reports Results for Second Quarter Fiscal 2016

May 26, 2016

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2016	2015	2016	2015
Net sales	$692,089	$716,592	$1,297,255	$1,383,955
Costs and expenses:
Cost of sales	578,276	577,567	1,133,337	1,103,768
Selling, general and administrative	40,039	29,503	70,333	67,608

	618,315	607,070	1,203,670	1,171,376

Operating income	73,774	109,522	93,585	212,579
Other income (expense):
Interest income	—	13	—	39
Interest expense	(420)	(686)	(851)	(1,113)
Other	7	29	10	63

	(413)	(644)	(841)	(1,011)

Income before income taxes	73,361	108,878	92,744	211,568
Income tax expense	25,759	37,632	34,461	73,819

Net income	$47,602	$71,246	$58,283	$137,749

Basic earnings per share	$2.11	$3.13	$2.58	$6.00

Diluted earnings per share	$2.11	$3.13	$2.58	$6.00

Dividends per share	$0.22	$0.22	$0.44	$0.44

-MORE-

Sanderson Farms Reports Results for Second Quarter Fiscal 2016

May 26, 2016

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	April 30, 2016		October 31, 2015
	(Unaudited	)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$223,122		$196,659
Accounts receivable, net	124,113		112,924
Inventories	210,922		198,753
Refundable income taxes	—		16,414
Deferred income taxes	2,961		4,709
Prepaid expenses and other current assets	36,877		33,331

Total current assets	597,995		562,790

Property, plant and equipment:
Property, plant and equipment	1,385,137		1,318,530
Accumulated depreciation	(664,835)		(636,196)

	720,302		682,334
Other assets	6,003		6,337

Total assets	$1,324,300		$1,251,461

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$80,580		$62,816
Accrued expenses	51,308		88,431
Accrued income taxes	15,076		—
Current maturities of long-term debt	—		10,000

Total current liabilities	146,964		161,247
Claims payable	8,300		7,500
Deferred income taxes and other liabilities	79,592		52,853
Commitments and contingencies
Stockholders’ equity:
Common stock	22,577		22,521
Paid-in capital	122,864		111,687
Retained earnings	944,003		895,653

Total stockholders’ equity	1,089,444		1,029,861

Total liabilities and stockholders’ equity	$1,324,300		$1,251,461

(1) The Condensed Consolidated Balance Sheet at October 31, 2015, was derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

-END-